     Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation in this Registration Statement on Form S-8 of our report dated August 29, 2003 relating to the combined financial statements of NPTest, Inc., which appears in NPTest Holding Corporation’s Registration Statement on Form S-1 (Registration 333-108664) including the Prospectus dated December 11, 2003.

/s/ PricewaterhouseCoopers LLP

San Jose, California
January 14, 2004